Exhibit 99.1

                  DATASTREAM NAMES ALEX ESTEVEZ AS PRESIDENT

           Larry Blackwell to Remain as CEO and Chairman of the Board;
              Brad Stevens Promoted to Senior VP, Global Operations

     GREENVILLE, S.C., Jan. 10 /PRNewswire-FirstCall/ -- Datastream Systems, Inc. (Nasdaq: DSTM) today announced that its Board of Directors has named Alex Estevez as President of Datastream Systems, Inc. Estevez, who has served as Datastream's Chief Financial Officer for the past six years, will assume his new responsibilities effective immediately.

     Under Estevez' leadership, Datastream returned to profitability, generated 16 consecutive quarters of positive operating cash flow, eliminated all Company debts, and increased cash balances from less than $10 million to over $47 million.

     "In a relatively short period of time, Alex has significantly improved the financial strength of our Company," said Larry Blackwell, Chief Executive Officer and Chairman of the Board of Datastream. "With his managerial strengths and strategic insights, Alex is uniquely qualified to help me lead our business. I am very pleased to recognize Alex's many contributions to Datastream and to work with him in this new capacity."

     Prior to joining Datastream, Estevez worked in the investment banking technology group at Raymond James & Associates where he focused on technology-based mergers and acquisitions and equity offerings, including Datastream's initial public offering. Estevez holds an undergraduate degree from Harvard College and an MBA from Northwestern University.

     In a related move, Datastream promoted Brad Stevens to Senior Vice President of Global Operations, effective immediately. In addition, Larry Blackwell, who previously held the position of President, will remain as Chairman and Chief Executive Officer. Datastream has retained a national executive search firm to assist in the recruitment of a new Chief Financial Officer. Until this search is complete, Mr. Estevez will retain his current responsibilities as CFO.

     About Datastream Systems, Inc.
     Datastream Systems, Inc. (Nasdaq: DSTM) provides Asset Performance Management software and services to enterprises worldwide, including more than 65 percent of the Fortune 500. Datastream's solutions combine world-class asset management functionality with advanced analytics to deliver a powerful platform for optimizing enterprise asset performance.

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     By using Datastream's solutions, customers can maintain and manage capital assets -- such as manufacturing equipment, vehicle fleets and buildings -- and create analyses and forecasts so they can take action to improve future performance. Datastream's flagship product, Datastream 7i(TM), delivers a complete Asset Performance Management infrastructure by combining an Internet, web services architecture with broad enterprise asset management functionality, integrated procurement, advanced analytics and multi-site capability.

     Datastream was founded in 1986 and has customers in more than 140 countries. For more information, visit http://www.datastream.net.

SOURCE  Datastream Systems, Inc.
    -0-                             01/10/2005
    /CONTACT: Investor Relations and Media Inquiries: Lisa Anderson of Datastream Systems, Inc., +1-864-422-5464, investor@datastream.net; or Andy Murphy of SparkSource, Inc., +1-781-274-6061, amurphy@sparksource.com/
    /Web site:  http://www.datastream.net /